Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-162195 Dated January 11, 2011

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Description
The  PowerShares  DB Gold  Double  Long  Exchange  Traded  Note  (Symbol:  DGP),
PowerShares DB Gold Short Exchange Traded Note (Symbol:  DGZ) and PowerShares DB
Gold  Double  Short  Exchange  Traded  Note  (Symbol:  DZZ)  (collectively,  the
"PowerShares DB Gold ETNs") are the first exchange-traded  products that provide investors with a cost-effective  and convenient way to take a short or leveraged view on the performance of gold.

All of the  PowerShares  DB Gold ETNs are based on a total return version of the
Deutsche Bank Liquid Commodity Index -- Optimum Yield GoldTM , which is intended to track  the long or  short  performance  of a  single  unfunded  gold  futures contract.

Investors can buy and sell the  PowerShares  DB Gold ETNs at market price on the
NYSE Arca exchange or receive a cash payment at the scheduled  maturity or early repurchase based on the month-over-month  performance of the index less investor fees.  Investors  may redeem the  PowerShares  DB Gold ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities  thereafter, subject to the procedures described in the pricing supplement, which may include a fee of up to $0.03 per security.

Fact Sheet
Prospectus

Index History(1)

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Source: DB / Bloomberg

Index Weights

As Of: 06-Jan-2011
Contract                     Contract Expiry Date               Weight %
Gold                         29-Aug-2011 / Aug 11               100.0

DB Gold ETN and Index Data

DB Gold ETN Symbols

Gold Double Short            DZZ

Gold Double Long             DGP

Gold Short                   DGZ

Details

ETN price at initial  listing  $25.00

Inception date               2/27/08

Maturity date                2/15/08

Yearly investor fee          0.75%

Listing exchange             NYSE Arca

Index symbol                 DGLDIX

CUSIP symbols

(1)ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Index history is for illustrative purposes only and does not represent actual PowerShares DB Gold ETN performance.
The inception date of the Deutsche Bank Liquid Commodity Index -- Optimum Yield
GoldTM is May 24, 2006. ETN Performance is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index -- Optimum Yield Gold
Excess ReturnTM (the "Gold Index") plus the monthly returns from the DB 3-Month
T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Gold ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing in 3- month United States
Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT
GUARANTEE FUTURE RESULTS

(2)The PowerShares DB Gold ETNs are senior unsecured obligations of Deutsche
Bank AG, London Branch, and the amount due on the PowerShares DB Gold ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The PowerShares
DB Gold ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Gold ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB
Gold ETNs is not

DZZ Financial Details

Ticker: DZZ
--------------------------------------------------------------------------------
Last Update          07-Jan-2011
                     12:09 PM
Price                8.54
DZZ Index Level*     134.21174
Indicative Intra-day 8.52
Value**
Last end of day      8.55477
Value***
Last date for end    06-Jan-2011
of day Value
Data Source: www.nyse.com (Data delayed 20 minutes)
--------------------------------------------------------------------------------
* Indicative intra-day and Index closing
** Indicative intra-day value of the DZZ
*** Last end of day DZZ RP

DGP Financial Details

Ticker: DGP
--------------------------------------------------------------------------------
Last Update          07-Jan-2011
                     12:09 PM
Price                39.86
DGP Index Level*     134.21174
Indicative Intra-day 40.04
Value**
Last end of day      39.87302
Value***
Last date for end    06-Jan-2011
of day Value
Data Source: www.nyse.com (Data delayed 20 minutes)
--------------------------------------------------------------------------------
* Indicative intra-day and Index closing
** Indicative intra-day value of the DGP
*** Last end of day DGP RP

DGZ Financial Details

Ticker: DGZ
--------------------------------------------------------------------------------
Last Update          07-Jan-2011
                     12:09 PM
Price                15.68
DGZ Index Level*     134.21174
Indicative Intra-day 15.65
Value**
Last end of day      15.68193
Value***
Last date for end    06-Jan-2011
of day Value
Data Source: www.nyse.com (Data delayed 20 minutes)
--------------------------------------------------------------------------------
* Indicative intra-day and Index closing
** Indicative intra-day value of the DGZ
*** Last end of day DGZ RP

Contact Information

Any questions please call
1-877-369-4617

 Gold Double Long  25154H749
Gold Short        25154H731
Gold Double Short 25154H756

Intraday Intrinsic Value Symbols

Gold Double Short DZZIV
Gold Double Long  DGPIV
Gold Short        DGZIV

Risks(2)

Non-principal protected
Leveraged losses
Subject to an investor fee
Limitations on repurchase
Concentrated exposure to gold

Benefits

Leveraged and short notes
Relatively Low Cost
Intraday access
Listed
Transparent
Tax treatment(3)

Issuer Details

Deutsche Bank AG, London Branch
Long-term Unsecured Obligations(2)

equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your
PowerShares  DB Gold ETNs even if the value of the relevant index has increased.
If at any time the  redemption  value of the  PowerShares  DB Gold ETNs is zero, your Investment will expire worthless.

The PowerShares DB Gold Double Long ETN and PowerShares DB Gold Double Short ETN
are both  leveraged  investments.  As such,  they are likely to be more volatile than  an  unleveraged  investment.  There  is  also a  greater  risk  of loss of principal  associated  with a  leveraged  investment  than  with an  unleveraged investment.

The PowerShares DB Gold ETNs may be sold throughout the day on NYSE Arca through any  brokerage  account.  There  are  restrictions  on  the  minimum  number  of
PowerShares DB Gold ETNs that you may repurchase directly from Deutsche Bank AG,
London  Branch,  as specified in the  applicable  pricing  supplement.  Ordinary brokerage  commissions  apply,  and there are tax  consequences  in the event of sale,  redemption  or maturity  of the  PowerShares  DB Gold ETNs.  Sales in the secondary market may result in losses.

The  PowerShares DB Gold ETNs are  concentrated in gold. The market value of the
PowerShares  DB Gold  ETNs  may be  influenced  by many  unpredictable  factors, including,  among other  things,  volatile  gold  prices,  changes in supply and demand  relationships,  changes  in  interest  rates,  and  monetary  and  other governmental  actions. The PowerShares DB Gold ETNs are concentrated in a single commodity  sector,  are speculative and generally will exhibit higher volatility than  commodity  products  linked  to more  than  one  commodity  sector.  For a description  of the main risks,  see "Risk  Factors" in the  applicable  pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

(3)Deutsche Bank AG, London Branch,  Invesco PowerShares and their affiliates do not provide tax advice and nothing  contained  herein  should be construed to be tax advice.  Please be advised that any discussion of U.S. tax matters contained herein  (including  attachments)  (i) is not intended or written to be used, and cannot be used,  by you for the purpose of avoiding  U.S. tax related  penalties and (ii) was written to support the  promotion or marketing of the  transactions or matters addressed herein.  Accordingly,  you should seek advice based on your particular circumstances from an independent tax advisor.

Deutsche Bank AG, London Branch has filed a registration  statement (including a prospectus) with the SEC for the offering to which this  communication  relates.
Before you invest,  you should read the prospectus and other  documents filed by
Deutsche Bank AG, London Branch for more complete  information  about the issuer
and  this  offering.   You  may  get  these   documents  for  free  by  visiting
www.dbfunds.db.com/notes   or  EDGAR  on  the  SEC   website   at   www.sec.gov.
Alternatively,  you may request a prospectus by calling  1-877-369-4617,  or you may request a copy from any dealer participating in this offering.

Important Risk Considerations:

The  PowerShares  DB Gold ETNs are not suitable for all  investors and should be utilized only by  sophisticated  investors who understand  leverage risk and the consequences of seeking monthly leveraged  investment results, and who intend to actively  monitor and manage  their  investments.  Investing  in the ETNs is not equivalent to a direct  investment in the index or index components  because the current  principal  amount  (the  amount  you  invested)  is reset  each  month, resulting in the compounding of monthly  returns.  The principal  amount is also subject to the investor fee, which can adversely affect returns.  The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. The ETNS are not designed to be long-term  investments  and may not be suitable for investors seeking an  investment  with a term greater than the time  remaining to the next monthly reset date. There is no guarantee that you will receive at maturity,  or upon an earlier  repurchase,  your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

The PowerShares DB Gold ETNs are senior  unsecured  obligations of Deutsche Bank
AG,  London  Branch,  and the  amount  due on the  PowerShares  DB Gold  ETNs is dependent on Deutsche Bank AG, London  Branch's  ability to pay. The PowerShares
DB Gold ETNs are riskier than ordinary  unsecured  debt  securities  and have no principal protection.

The  PowerShares  DB ETNs are not  suitable  for all  investors  and  should  be utilized only by  sophisticated  investors who understand  leverage risk and the consequences of seeking monthly leveraged  investment results, and who intend to actively monitor and manage their  investments.  Investing in the PowerShares DB
ETNs is not equivalent to a direct  investment in the index or index  components because the current  principal  amount (the amount you  invested)  is reset each month,  resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier  repurchase) will be contingent upon each monthly  performance of the index during the term of the securities.  There is no  guarantee  that  you  will  receive  at  maturity,  or  upon  an  earlier repurchase,  your  initial  investment  back or any  return on that  investment.
Significant  adverse monthly  performances for your securities may not be offset by any beneficial monthly performances.

Certain  marketing  services may be provided  for these  products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC.
Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor  should  consider the  PowerShares  DB ETNs'  investment  objective, risks, charges and expenses carefully before investing.

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